   SANZ Reports Operating Results for September Quarter 2004

Revenue Increases 18% Sequentially

EBITDA Grows to $243,000 for Quarter

Englewood, Colorado-November 1, 2004 SANZ (OTCBB: SANZ), a nationwide provider of data storage and data management solutions and services, announced today its operating results for the third quarter of 2004.

For the three months ended September 30, 2004, SANZ reported revenue of $18.0 million, gross profit of $4.1 million, with gross margin of 23%, and a net loss of $198,000, or less than $(0.01) per share, calculated on an average of 95.8 million diluted shares. EBITDA(1) (calculated as Earnings Before Interest, Taxes, Depreciation, Amortization and Other Income and Expense) for the September 2004 quarter was $243,000.

SANZ Chief Executive Officer John Jenkins said, “We are very pleased with our September quarter results, as we made a strong step forward to achieving our immediate goal of profitability. Our revenue was up by almost 20% over the June quarter, and as discussed previously, we set a company record for new order bookings of $25M. Importantly, the cost reduction actions we initiated at mid year have produced the intended results, showing sequential quarter operating expense reduction of more than $300,000 even given that the September quarter includes more than $200,000 in severance and other one-time expenses. We will continue to emphasize cost reduction as we focus our resources on accelerating growth from our expanding client base.”

Jenkins added, “We had very strong new order booking and revenue contributions from our Federal business where we experienced a good boost from Federal fiscal year end buying, our commercial business storage solutions business was steady, our Technical Support Center performed well, and we had our best quarter contribution ever from our EarthWhere product and service offering including software sales of more than $200,000.”

As we enter the fourth quarter, we believe that the combination of our efforts on cost reduction, our gains in market position in our Storage Solutions Business, and the increased acceptance of our EarthWhere products and services in marquee accounts will add up to provide a strong finish for the year.

(1) A reconciliation of EBITDA to Net Loss is included in an attachment. A discussion of the Company’s use of EBITDA may be found in our 2003 Annual Report on Form 10-KSB.

About SANZ

SANZ is a nationwide data storage consulting and system integration firm focused exclusively on the design, deployment and support of intelligent data management. By utilizing a unique StorTrustTM Process, SANZ is able to deliver solutions that enable data driven corporations and government agencies to maximize the value of their IT investments and secure their business-critical environments. SANZ’s EarthWhereTM software product is a spatial data provisioning application that manages, processes and delivers customized spatial imagery. SANZ is a subsidiary of SAN Holdings.

For additional information about SANZ, contact Marie Gordon, SANZ Director of Marketing, 610-513-0049 or mgordon@sanz.com. Learn more about the company at www.sanz.com.

For additional information about EarthWhere™, contact Mark Hardy, Vice President and General Manager Geospatial Solutions Group, (303) 660-3933x301 or mhardy@sanz.com.

For investor relations information, contact Ronald Both of Liolios Group Inc., 949/574-3860 or ron@liolios.com.

FORWARD LOOKING STATEMENTS:

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to numerous risks and uncertainties. The Company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other applicable federal securities laws. Any such forward-looking statements, which speak only as of the date made, represent management’s best judgment as to what may occur in the future. However, forward-looking statements are subject to known and unknown risks, uncertainties and important factors beyond the control of the Company that could cause actual results, performance, achievements or and events to differ materially from historical results of operations and events and those presently anticipated or projected. Factors that may cause such differences include, but are not limited to: the rate of growth in the market for data storage products generally and for the types of products we sell in particular; the continued and future acceptance of the products we sell; the presence of competitors with greater technical, marketing and financial resources; our ability to promptly and effectively respond to technological change to meet evolving customer needs; our ability to successfully expand our operations; our success at integrating with our own operations the operations and management of any business we acquire; our continued access to our credit facilities and to equity capital; and potential volatility in interest rates. Additional factors are discussed in the Company’s Form 10-KSB for the year ended December 31, 2003 and its other reports filed with the Securities and Exchange Commission, to which reference should be made.

SAN Holdings., Inc.
Condensed Consolidated Balance Sheet
(Unaudited)
(In thousands)

	September 30, 2004	December 31, 2003
Assets
Current assets	$21,351	$24,196
Property & equipment, net	1,059	1,014
Capitalized software, net	385	241
Goodwill	32,008	32,008
Intangible assets, net	2,359	2,820
Other assets	386	190

Total assets	$57,548	$60,469

Liabilities and Stockholders’ Equity (Deficit)
Bank debt	$16,511	$16,453
Other current liabilities	19,133	19,968

Total current liabilities	35,644	36,421
Total Stockholders’ Equity (Deficit)	21,904	24,048

Total Liabilities & Stockholders’ Equity	$57,548	$60,469

SAN Holdings, Inc.
Condensed Consolidated Statement of Operations
(Unaudited)
(In thousands, except for share and per share data)

	For the three months ended
	September 30, 2004	September 30, 2003
Revenue	$ 17,965	$ 15,969
Cost of sales	13,901	12,017

Gross profit	4,064	3,952
Selling, general and administrative expenses	3,821	3,864
Acquisition-related costs	--	29
Depreciation and amortization	358	306

Loss from operations	(115)	(247)
Interest expense	(304)	(177)
Other income (expense)	229	--

Loss before income taxes	(190)	(424)
Income tax (expense) benefit	(8)	51

Net loss	$ (198)	$ (373)

Basic and diluted net loss per share	$ --	$ (0.01)

Weighted average common shares used in the
calculation of basic and diluted net loss per share	95,811,278	58,359,498

SAN Holdings., Inc.
Reconciliation of EBITDA to Net Loss
(dollars in thousands)

	For the three months ended
	September 30, 2004	September 30, 2003
Net Loss	$(198)	$(373)
Interest expense, net	304	177
Income tax expense (benefit)	8	(51)
Depreciation and amortization	358	306
Other (income) expense	(229)	--

EBITDA	$ 243	$ 59

EBITDA is a non-US GAAP financial measure. A definition of EBITDA as used by us, and an explanation for our use of EBITDA, may be found in our 2003 Annual Report on Form 10-KSB under the heading Management’s Discussion and Analysis of Financial Condition